Exhibit 99.1

Response Biomedical Corp. Announces Second Quarter 2014

Financial Results

VANCOUVER, British Columbia – August 11, 2014 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCBB: RPBIF) today reported financial results for the second quarter and six months ended June 30, 2014 including a 12% increase in sales and improving gross margin.

Response’s Chief Executive Officer, Jeff Purvin, commented on Response’s Q2 2014 performance saying, “I am happy to report that our new China distributors are continuing to place new orders this quarter. Total sales in China were approximately $350 thousand more in this quarter than last quarter, indicating that these distributors are starting to work through their initial stocking inventories and are developing new demand in the marketplace.”

Mr. Purvin added, “Sales in the US were relatively unchanged from the previous year with the exception of Biodefense and West Nile Virus testing sales which increased by 30%, primarily due to the successful sales efforts of our distributors and the timing of orders. US cardiac sales have been slower than we expected and we are in the process of refocusing our resources on the specific hospital groups and other opportunities that will benefit the most from our products. We will be reallocating some of our current US spending over to China, where it will likely have a more immediate impact on our sales growth, this year and next. Sales in the rest of the world, excluding China and the US, increased 22% versus last year to $674 thousand in the quarter as we continue to strengthen our overseas distribution networks. This growth was hampered by lower quarter over quarter sales to our Russian distributor due to factors resulting from the recent unrest in that country. Russia is our second biggest market after China.”

“Importantly, we were able to improve our gross margin percentage during the quarter to 44.6%. The efficiencies we’ve achieved in manufacturing and purchasing over the past year, along with positive exchange fluctuations, have contributed to the improvement in margin. We anticipate that these efficiencies will continue to benefit the company in the future as our unit sales volumes increase. All of the changes we are making now will require time to take full effect. However, because of the quality and quantity of the changes we’ve made, I feel confident that this plan will allow Response Biomedical to accelerate revenue growth and speed our progress toward profitability,” concluded Mr. Purvin.

Financial results for the three months ended June 30, 2014

●	Product sales increased 12% to $3.08 million for the quarter ended June 30, 2014 compared to $2.75 million for the same quarter in the previous year ended June 30, 2013:

o	Cardiovascular sales increased 9%, or $0.22 million, primarily due to increased sales in China as a result of the transition to new distribution partners; and

o	Infectious Disease, West Nile Virus and Biodefense sales increased 30%, or $0.11 million compared to 2013, primarily due to the successful sales efforts of our distributors and the timing of orders.

●

Gross margin increased to 44.6% for the quarter ended June 30, 2014, compared to a gross margin of 41.6% in the same quarter of 2013. This increase is primarily due to the numerous manufacturing efficiencies implemented along with reduced component material costs through price and volume negotiations and by purchasing from more economical suppliers. In addition, there was a decrease in inventory provisions along with a positive impact on our gross margin by an appreciated U.S. dollar.

●

Operating expenses decreased by 12% to $1.88 million for the quarter ended June 30, 2014 compared to $2.13 million in the same quarter of 2013. This decrease is primarily due to decreases in legal and stock based compensation expenses offset by increased spending in research and development for clinical and regulatory work in 2014.

●

As a result of the changes described above, Adjusted EBITDA for the quarter ended June 30, 2014 improved to negative $0.23 million compared to negative $0.56 million in the same quarter of 2013. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, income tax, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized gain or loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as we use this non-GAAP measure internally to evaluate our financial results. A reconciliation between net income (loss) and comprehensive income (loss) and Adjusted EBITDA is included below.

●

GAAP Net income for the quarter ended June 30, 2014 totaled $0.29 million, or $0.04 per basic and diluted share, compared to $3.34 million GAAP Net income, or $0.51 per basic share and a loss of $0.14 per diluted share, in the comparative 2013 period. The decrease in GAAP Net income was primarily due to a $3.43 million decrease in the unrealized gain on revaluation of the warrant liability offset by the increase in product sales and decrease in operating expenses mentioned above.

●

Adjusted Net loss decreased by $0.38 million to $0.75 million from $1.13 million in the comparable quarter in 2013. We also believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net income (loss) and comprehensive income (loss) and Adjusted Net loss is included below.

Financial results for the six months ended June 30, 2014

●	Product sales decreased 11% to $5.64 million for the six month period ended June 30, 2014 compared to $6.31 million for the comparative period ended June 30, 2013:

o

Cardiovascular sales decreased 4%, or $0.19 million, primarily due to reduced sales in China in the first quarter as a result of the transition to new distribution partners which began in the fourth quarter of 2013; and

o

Infectious Disease, West Nile Virus and Biodefense sales have decreased 45%, or $0.48 million compared to 2013, primarily due to the seasonal increase in demand for Influenza sales in the first quarter of 2013 and the timing of orders by distributors.

●

Gross margin increased to 44.2% for the six months ended June 30, 2014, compared to a gross margin of 43.4% in the same period of 2013. This increase is primarily due to numerous manufacturing efficiencies along with reduced component material costs by improved purchasing offsetting the impact of a decrease in our non-cardiovascular sales, which are sold at higher margins, described above.

●

Operating expenses increased by 4% to $4.15 million for the six months ended June 30, 2014 compared to $3.99 million in the same period in 2013. The increase is primarily due to increased spending in research and development for clinical and regulatory work in 2014 and an increase in sales and marketing expenses primarily related to expanded staffing offset by decreased general and administrative costs.

●

As a result of the changes described above, Adjusted EBITDA for the six months ended June 30, 2014 was negative $1.03 million compared to negative $0.41 million in the same period of 2013 as a result of the decrease in product sales and increase in operating expenses described above.

●

GAAP Net loss for the six months ended June 30, 2014 totaled $1.03 million, or $0.16 per basic and diluted share, compared to a $6.62 million GAAP Net loss, or $1.01 per basic and diluted share, in the comparative 2013 period. The decrease in the loss was primarily due to a $5.98 million decrease in the unrealized loss on revaluation of the warrant liability offset by the decrease in product sales and increase in operating expenses mentioned above.

●	Adjusted Net loss for the six months ended June 30, 2014 increased by $0.59 million to $2.11 million from $1.52 million in the comparable period in 2013.

●

Cash and cash equivalents as of June 30, 2014 were $2.61 million compared to $2.96 million as of December 31, 2013. During the six month period, the Company received US $1.5 million of the total US $2.5 million term loan from Silicon Valley Bank that it had secured during the first quarter of 2014.

For a further discussion of the Company’s financial results for the second quarter ended June 30, 2014, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three and six months ended June 30, 2014 and 2013. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that our new distributors in China are starting to work through their initial stocking inventories and are developing new demand in the marketplace, our belief that reallocating some of our current US spending over to China will likely have a more immediate impact on our sales growth, this year and next, our belief that the efficiencies we have achieved in manufacturing and purchasing over the past year will benefit the Company in the future as our unit sales volumes increase, our expectation that all of the changes we are making now will require time to take full effect and our belief that the quality and quantity of the changes we’ve made will allow us to accelerate revenue growth and speed our progress toward profitability. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Product sales	$3,077	$2,748	$5,636	$6,309
Cost of sales	1,705	1,606	3,145	3,571
Gross profit on product sales	$1,372	$1,142	$2,491	$2,738
Gross margin on product sales	44.6%	41.6%	44.2%	43.4%
Operating expenses	1,882	2,130	4,150	3,993
Other expenses (excluding unrealized loss (gain) on revaluation of warrant liability)	241	139	454	261
Adjusted net loss	$(751)	$(1,127)	$(2,113)	$(1,516)
Unrealized loss (gain) on revaluation of warrant liability	(1,039)	(4,470)	(878)	5,105
Net income (loss) and comprehensive income (loss) for the period	$288	$3,343	$(1,235)	$(6,621)
Income (loss) per share - basic	$0.04	$0.51	$(0.16)	$(1.01)
Income (loss) per share - diluted	$0.04	$(0.14)	$(0.16)	$(1.01)

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (in thousands of Canadian dollars):

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Adjusted EBITDA	$(227)	$(563)	$(1,029)	$(412)
Interest expense and amortization of deferred financing costs and debt discount	226	175	423	351
Interest income	(4)	(4)	(9)	(7)
Income tax expense	15	14	32	14
Depreciation and amortization	205	198	405	430
Stock-based compensation	82	181	233	316
Unrealized loss (gain) on revaluation of warrant liability	(1,039)	(4,470)	(878)	5,105
Net income (loss) and comprehensive income (loss) for the period	$288	$3,343	$(1,235)	$(6,621)

Reconciliation of Adjusted Net Loss to GAAP Net Income (Loss) (in thousands of Canadian dollars):

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Adjusted net loss	$(751)	$(1,127)	$(2,113)	$(1,516)
Unrealized loss (gain) on revaluation of warrant liability	(1,039)	(4,470)	(878)	5,105
Net income (loss) and comprehensive income (loss) for the period	$288	$3,343	$(1,235)	$(6,621)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com